UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2024

NI Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Dakota	001-37973	81-2683619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 First Avenue North Fargo, North Dakota
(Address of principal executive offices)

58102
(Zip code)

(701) 298-4200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NODK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On August 13, 2024, Michael J. Alexander, President and Chief Executive Officer of NI Holdings, Inc. (the “Company”) and the Company agreed that Mr. Alexander’s last date of employment as Chief Executive Officer was August 13, 2024. Mr. Alexander also resigned as a member of the Company’s Board of Directors, and officer and director roles at various subsidiaries of the Company, effective August 13, 2024. Because Mr. Alexander’s departure is the result of a termination without cause as defined in his employment agreement, the Company expects to pay approximately $3.7 million in severance payments to Mr. Alexander, subject to the Company and Mr. Alexander entering into a mutually agreeable separation agreement. In addition, the Company expects to continue to pay Mr. Alexander’s health benefits for 36 months or, in the alternative, pay to him an amount equal to the cost of obtaining such coverage.

Appointment of Interim Chief Executive Officer

On August 13, 2024, the Company determined to appoint Cindy L. Launer, a member of the Company’s Board of Directors, as the Company’s Interim Chief Executive Officer, effective August 26, 2024. As the Interim Chief Executive Officer, Ms. Launer will function as the Company’s Principal Executive Officer for SEC reporting purposes. The Board of Directors is in the process of determining Ms. Launer’s compensation for her service as Interim Chief Executive Officer. Ms. Launer will continue to serve as a member of the Board of Directors and receive compensation for such service. The Company will immediately commence a search process for the position of Chief Executive Officer of the Company.

There are no family relationships between Ms. Launer and any director or executive officer of the Company, and Ms. Launer does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Launer, age 53, has served on the Board of Directors of NI Holdings, Inc. since her appointment in November 2019. Ms. Launer was employed by American International Group (“AIG”) from April 2007 until her retirement in June 2018. At AIG, she served in various roles including financial planning and analysis, capital projects, financial communications, Chief of Staff to the CEO, and finally Chief Operating Officer of the AIG commercial insurance business. Prior to joining AIG, she held progressive audit, finance, investor relations, and chief of staff roles at MetLife and Deloitte & Touche LLP. Ms. Launer graduated from Florida Southern College with a Bachelor of Science degree in Finance and Marketing, and earned her Bachelor of Science degree in Accounting from International College.

Item 7.01.	Regulation FD Disclosure.

On August 15, 2024, the Company issued a press release announcing the departure of Mr. Alexander and the appointment of Ms. Launer as Interim Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 15, 2024.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NI Holdings, Inc.

Date: August 15, 2024	By:	/s/ Seth C. Daggett
Seth C. Daggett
Chief Executive Officer